EXHIBIT 23

                   CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 24, 1997, which appears in the 1996 Annual Report to Shareholders of Bausch & Lomb Incorporated, which is incorporated by reference in Bausch & Lomb Incorporated's Annual Report on Form 10-K for the year ended December 28, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedule in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.




/s/ PRICE WATERHOUSE LLP
----------------------------
PRICE WATERHOUSE LLP

Rochester, New York
January 28, 1998